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September 19, 2003                                                  Exhibit 8.1


Kingsway Financial Services, Inc.
5310 Explorer Drive, Suite 200
Mississaugua, Ontario
L4W 5HB CANADA

Kingsway U.S. Funding Inc.
c/o Kingsway America Inc.
1515 Woodfield Road, Suite 820
Schaumburg, Illinois  60173

Kingsway America Inc.
1515 Woodfield Road, Suite 820
Schaumburg, Illinois 60173

Kingsway Financial Capital Trust I
c/o Kingsway America Inc.
1515 Woodfield Road, Suite 820
Schaumburg, Illinois  60173

Advest, Inc.
Ferris, Baker Watts, Incorporated
Keefe, Bruyette & Woods, Inc.
Raymond James & Associates, Inc.
Sandler O'Neill & Partners, L.P.
Putnam Lovell Securities Inc.
RBC Capital Markets
As Representatives of the Several Underwriters
c/o Advest, Inc.
One Rockefeller Plaza, 20th Floor
New York, New York 10020

Ladies and Gentlemen:

We have acted as special tax counsel to Kingsway Financial Services, Inc., an Ontario corporation (the "Company"), Kingsway America Inc., a Delaware corporation, Kingsway U.S. Funding Inc., a Delaware corporation (the "Issuer"), and Kingsway Financial Capital Trust I, a Delaware statutory trust (the "Trust") in connection with the registration under the United States Securities Act of 1933 (the "Act") of (i) US$57.5 million (including an underwriters' over-allotment option of US$7.5 million) of preferred securities (liquidation amount US$25 per preferred security) (the "Preferred Securities"), representing an undivided beneficial ownership interest in the assets of the Trust; (ii) Junior Subordinated Debentures due 2033 (the "Debentures") of the Issuer; (iii) the guarantee by

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Kingsway Financial Services, Inc.
Kingsway U.S. Funding Inc.
Kingsway Financial Capital Trust I
Lead Underwriter
September 19, 2003
Page 2

the Company, on a subordinated basis, of the payments of distributions and the redemption or liquidation price on the Preferred Securities, and (iv) the guarantee by the Company, on a subordinated basis, of the payments of principal, premium, if any, and interest on the Debentures (collectively, the "Securities").

In arriving at the opinions expressed below, we have examined the following documents: (A) the proposed form of (i) the Amended and Restated Declaration of Trust of the Trust to be dated as of the closing ("Closing") of the sale of the Securities pursuant to the Registration Statement (as defined below), (ii) the Indenture relating to the issuance of the Debentures to be dated as of the Closing, (iii) the Preferred Securities Guarantee Agreement to be dated as of the Closing; (iv) the Debentures, and (v) the Preferred Securities; (B) copies of the executed certificate of trust filed by the Trust with the Secretary of the State of Delaware on October 18, 2002, (together, the "Operative Documents"); (C) the prospectus for the Securities in the related registration statement on Form F-3 filed by the Company, Kingsway America Inc., the Issuer, the Trust and Kingsway U.S. Funding Inc. with the United States Securities and Exchange Commission (the "Commission") on October 22, 2002 as amended by Pre-Effective Amendment No. 1 thereto, filed with the Commission on December 5, 2002, Pre-Effective Amendment No. 2 thereto, as filed with the Commission on February 7, 2003, Pre-Effective Amendment No. 3 thereto, as filed with the Commission on February 18, 2003, Pre-Effective Amendment No. 4 thereto, as filed with the Commission on March 6, 2003, Pre-Effective Amendment No. 5 thereto, as filed with the Commission on July 21, 2003, Pre-Effective Amendment No. 6 thereto, as filed with the Commission on August 14, 2003, and Pre-Effective Amendment No. 7 thereto, as filed with the Commission on September 16, 2003 (the "Registration Statement"); and (D) such other documents as we have deemed necessary in order to enable us to render the opinion set forth below. It has been assumed by us that those documents that we have examined in proposed form will be, in all respects relevant to this opinion, the same as the documents to be executed and delivered at the Closing. In addition, we have made such investigations of law and fact as we have deemed appropriate as a basis for the opinion expressed below.

It is our opinion that, under current law and assuming the due execution, delivery and performance of the Operative Documents in accordance with the terms described therein:

(i) The Debentures will be treated for United States federal income tax purposes as indebtedness of the Issuer.

(ii) The Trust is and will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

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Kingsway Financial Services, Inc.
Kingsway U.S. Funding Inc.
Kingsway Financial Capital Trust I
Lead Underwriter
September 19, 2003
Page 3

(iii) The discussion (the "Tax Discussion") set forth under the heading "Material United States Federal Income Tax Consequences" in the Registration Statement fairly states the material United States federal income tax consequences with respect to an investment in the Preferred Securities, subject to the qualifications, limitations or exclusions set forth in such discussion.

Our opinion is based on existing provisions of the U.S. Internal Revenue Code of 1986, as amended, and existing U.S. Treasury regulations and published administrative and judicial interpretations, any of which could be amended. Any such amendments may or may not be retroactively applied and could result in U.S. federal income tax consequences different from those set forth above. We assume no obligation to inform you of any changes in the conclusions of this opinion based on changes in applicable legal authority after the date hereof. In rendering this opinion, we are expressing our views only as to the federal income tax laws of the United States of America. Without limiting the foregoing, we express no opinion as to any United States federal tax consequences other than as set forth above.

We are furnishing this opinion to you solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose. This opinion also is conditioned upon the initial and continuing accuracy of the facts, financial and other information, covenants and representations set forth in certificates of officers of the Company and the Issuer and other documents deemed necessary for such opinion.

Notwithstanding the immediately preceding paragraph, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Tax Discussion, and in the section titled "Legal Matters" in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

LORD, BISSELL & BROOK LLP

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Kingsway Financial Services, Inc.
Kingsway U.S. Funding Inc.
Kingsway Financial Capital Trust I
Lead Underwriter
September 19, 2003
Page 4



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